Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of USA Acquisition Corp. (the “Company”) on Form S-1, of our report dated August 23, 2021, except for Note 4 and Note 8 as to which the date is December 3, 2021, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audit of the financial statements of USA Acquisition Corp as of June 30, 2021 and for the period from April 28, 2021 (inception) through June 30, 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

December 22, 2021